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                                                                    Exhibit 99.1
Press Release

SOURCE: Peerless Systems Corporation

Peerless Systems Announces Strategic Divestiture of Storage Subsidiary Netreon

Retains Netreon Networking Technology for Continuing Integration into Core Imaging Business

EL SEGUNDO, Calif.--(BUSINESS WIRE)--Jan. 31, 2002--Peerless Systems Corporation (Nasdaq:PRLS - news), a provider of software-based embedded imaging and
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networking systems to the digital document markets, today announced the divestiture of its wholly-owned subsidiary Netreon, Inc. to a group of investors, led by Adam Au, Netreon's Vice President and General Manager and former Peerless Director. With the divestiture of Netreon, effective January 29, 2002, Peerless will have a minority interest in the newly independent storage management software company, while also retaining the networking technology obtained from the Company's 1999 acquisition of Netreon for the continuing integration into Peerless' core document imaging product development.

"During the past year, we have focused on bringing new imaging and storage technologies to the marketplace. With the divestiture of Netreon, Peerless will now apply all of our strategic attention and resources to the document imaging market," stated Howard Nellor, Chief Executive Officer of Peerless Systems Corporation. "By concentrating our efforts on imaging software, network imaging products and new technological initiatives, we hope to capitalize on opportunities in the digital document and related marketplaces."

Peerless has contributed the capital stock of its former subsidiary in exchange for Series A Preferred Stock in the now independent Netreon, Inc., a Delaware corporation. The Series A is convertible to common stock and has proportionate voting rights. Peerless will have a 40.75% interest in Netreon as of the closing date. On a fully diluted basis, Peerless' interest in Netreon will be 30.04%. In connection with the divestiture, the new company has raised additional capital of $2 million, consisting of $0.5 million in cash and $1.5 million in notes.

As part of the divestiture, Peerless, Netreon and Adam Au renegotiated the lease agreement for the Mountain View facility currently occupied by Netreon, which had obligated Peerless for a total of approximately $5.1 million over the remaining 65 months of the lease. Peerless has been released from this obligation for a payment of approximately $0.9 million. As a result of the divestiture, it is expected that Peerless will record a fourth quarter loss of between $2 million to $3 million, which includes the loss
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on the net assets of Netreon, the cost associated with the release of the
Mountain View lease obligation and the professional fees incurred in the divestiture; this is in addition to Netreon's operating loses through to the date of closure.

Peerless retained a nationally recognized investment banking firm to review the financial terms of the transaction and received an opinion from the firm that the transaction was fair to Peerless from a financial point of view.

As previously announced, the Company has explored a number of options concerning Netreon in its efforts to increase shareholder value and return Peerless to profitability. With an intensified focus on imaging, Peerless will now be able to dedicate 100% of its resources on its core competencies in imaging related product development rather than investing a portion of those resources for storage related technologies. Additionally, the divestiture will significantly reduce the Company's overall cost structure, decreasing its cost of engineering, sales, general and administrative costs by approximately 30% with no material negative impact to revenue, based on results for the nine months ended October 31, 2001.

About Peerless Systems Corporation

Peerless Systems Corporation, headquartered in El Segundo, California, is a provider of software-based embedded imaging and networking systems to original equipment manufacturers of digital document products. Digital document products include printers, copiers, fax machines, scanners and color products, as well as multifunction products that perform a combination of these imaging functions. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an embedded imaging system. Embedded networking systems supply the core software technologies to digital document products that enable them to communicate over local area networks and the Internet.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements prompted by, qualified by or made in connection with such words and phrases as "hope to capitalize on opportunities," "it is expected," "moving forward," "strategic initiatives," "will increase," "will significantly reduce," and words of similar substance signal forward-looking statements. Likewise, the use of such words in connection with or related to any discussion of or reference to future operations, opportunities or financial performance sets apart forward-looking statements.In particular, statements regarding the Company's outlook for future business, financial performance and growth, profitability and the impact on future performance of organizational and operational changes all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus they involve known and
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unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this release. Risks and uncertainties include those set forth in Peerless' public filings with the Securities and Exchange Commission, including but not limited to the Company's most recent Annual Reports on Forms 10-K dated January 31, 2001 in the Section called Risks and Uncertainties at pages 33 through 42, inclusive, filed on or about May 1, 2001 and the Company's most recent Quarterly Report on Form 10-Q dated October 31, 2001 in the Section called Risks and Uncertainties at pages 17 through 26, inclusive, filed on or about December 13, 2001.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

Contact:
        Peerless Systems Corporation, El Segundo
        William Neil, 310/297-3146
        or
        FRB/Weber Shandwick
        Kristen McNally, 310/407-6548  (General Information)
        Tricia Ross, 310/407-6540 (Investor/Analyst Information)